Exhibit 99.5

The Global Philanthropy of the Direct Selling Industry

2009 Direct Selling Worldwide Corporate Philanthropy Report

How direct selling companies and direct sellers give back to communities and people around the world.

World Federation of Direct Selling Associations

World Federation of Direct Selling Associations

1667 K Street, NW
Suite 1100
Washington, DC 20006

Telephone 202 452 8866
Facsimile 202.452 9010

www.wfdsa.org

Dear Participating Global DSA Member Executive:

I'm pleased to provide you with the second addition of the ***WFDSA 2009 Global Philanthropy Report of the Direct Selling Industry***. The first report completed in 2007 was a tremendous success and helped us to showcase the positive impact of our industry on societies where we operate. This report is made possible through your firm's participation in WFDSA's survey conducted this year.

Every day, our business is making a positive impact on millions of people worldwide. We are bringing unique, high-quality products and services to market, while advancing small business ownership and entrepreneurial principles.

Direct selling was founded on helping others and today the tradition continues. We are an industry with great heart and our philanthropy is a big part of that. Research indicates that being socially responsible can help attract and retain a quality work force, as well as improve financial performance, access to capital and brand image enhancement.

Furthermore, we can raise our industry profile, build a positive association in the public's mind, and effectively brand our companies as ones who think about more than profit.

The results are impressive and will help ***showcase the positive impact our industry is having on societies where we operate,*** while contributing to the reputation enhancement of direct selling around the world.

In closing, may I emphasize the survey report is a tool both DSA and you can use:

- **externally**, with key audiences – to help tell the direct selling story while defining and articulating your place in it, and
- **internally**, with other company execs – to assess where your company stands now and perhaps where to best target future efforts to grow your company's philanthropy programs

I trust you find the information not only interesting but also useful in your conversations with key audiences. We have much to be proud of. And I sincerely hope you share my enthusiasm!

With warm regards,

Michael Lunceford
Senior Vice President, Government Relations
Mary Kay Inc.
Chairman, WFDSA Advocacy Committee

The Global Philanthropy of the Direct Selling Industry

2009 Direct Selling Worldwide Corporate Philanthropy Report

How direct selling companies and direct sellers give back to communities and people around the world.

- The origins of our giving
- How we give
- What we give
- Who benefits from our giving

World Federation of Direct Selling Associations
1667 K Street, NW, Suite 1100 • Washington, DC 20006-1660
Phone: (202) 452-8866 • Fax: (202) 452-9010
e-mail: info@wfdsa.org • Web site: www.wfdsa.org
Research conducted by World Federation of Direct Selling Associations
Report prepared by Nathan Associates Inc.

Acknowledgment

The World Federation of Direct Selling Associations wishes to thank the following people for their input, support and oversight on the "Global Philanthropy of the Direct Selling Industry" project:

Kim Drabik
Manager, Corporate Citizenship
Amway

Tamuna Gabilaia
Executive Director
WFDSA

Eileen Creamer O'Neill
Vice President, Research Services
US Direct Selling Association

Maureen Paniagua
International Coordinator
WFDSA

Contents

Illustrations

Exhibits

Figures

Tables

Executive Summary

The direct selling industry markets consumer products and services in over 100 countries on six continents through 66 million independent direct sellers that generated retail sales of $113 billion in 2008. As a successful global industry, it is our privilege and pleasure, through philanthropy, to give back to people around the world and to the communities where we live and work. Nearly three in four direct selling companies (72 percent) have philanthropy activities.

The Origins of Our Giving

- The philanthropy of companies in the direct selling industry has many beginnings.
- Two in five direct selling companies with philanthropy activities (38 percent) have had such activities since the foundings of their companies.
- Corporate philanthropy activities are often rooted in the values of company founders, or the experiences and beliefs of company employees and direct sellers.

How We Give

- Supporting and partnering with charities and non-governmental organizations (NGOs) play a central role in the philanthropy of direct selling companies. Forty-six percent support or partner with one or two charities or non-governmental organizations; 46 percent, with three to ten charities or NGOs; and 7 percent, with 11 or more charities or NGOs.
- The top three criteria of direct selling companies in determining financial contributions to organizations are (1) the organization having the same values and goals as the company, (2) the impact and effectiveness of the organization and (3) the reputation and legal status of the organization. The top three criteria of direct selling companies in determining non-financial contributions to organizations are (1) the organization having the same values and goals as the company, (2) the impact and effectiveness of the organization and (3) the needs of the organization.
- The contributions of direct selling companies take many forms. Nearly all (96 percent) make cash donations, 73 percent make in-kind services donations, 58 percent donate the time of their employees or salespeople, 54 percent sponsor charitable events, 53 percent donate a portion of the sales proceeds of certain products to charity and 31 percent match to a pre-set percentage the donations of their employees or salespeople.

What We Give

- Corporate financial contributions by direct selling companies to charitable causes worldwide was an estimated $336 million in 2008
- Financial contributions by the direct selling industry, including both direct selling companies and direct sellers, increased by 28 percent in 2008.
- Corporate financial contributions (i.e., contributions just by direct selling companies) increased by 24 percent in 2008. During the same period, corporate financial contributions to charitable and philanthropic organizations in the U.S. increased by 8 percent and to those outside the U.S. by 49 percent.
- Financial contributions by direct sellers, the independent salespeople of the direct selling companies, increased 68 percent in 2008.

Who Benefits from Our Giving

- Causes, communities, and people around the world benefit from the philanthropy of the direct selling industry.
- Eighty-four percent of direct selling companies with philanthropy activities support health and human services through financial donations or volunteer participation. Education is supported by 56 percent, economic development by 26 percent, environmental protection by 25 percent and art and culture by 24 percent.
- The philanthropy of the direct selling industry benefits many types of people, but particularly children and women. Forty-four percent focus or give special attention to children and one in ten to women.
- In ten countries — Brazil, Canada, Japan, Mexico, Russia, South Korea, South Africa, Taiwan, Thailand and the United States — 77 percent of direct sellers contribute money, goods and services to human services and charitable organizations. Thirty percent contribute to education, 15 percent to sports, 14 percent to environmental causes and 13 percent to arts and culture.

1. Introduction

The direct selling industry markets consumer products and services in over 100 countries on six continents through 66 million independent direct sellers that generated retail sales of $113 billion in 2008 (Exhibit 1-1). As a successful global industry, it is our privilege and pleasure, through philanthropy, to give back to people around the world and to the communities where we live and work. This report reveals through stories and numbers the global philanthropy of the direct selling industry and the impacts of its giving on communities and people worldwide.

The information in this report comes primarily from the *2009 Direct Selling Worldwide Corporate Philanthropy Survey* by the World Federation of Direct Selling Associations (WFDSA).[1] Conducted through a Web-based questionnaire in the summer of 2009, the survey collected information from direct selling companies on how their philanthropy began, their support of and partnerships with charities and non-governmental organizations (NGOs), their criteria for contributing to charities and philanthropic organizations, the forms of their contributions, the amounts of their financial donations, and more. The survey not only collected information on the contributions of direct selling companies, but also on the contributions of direct sellers, the independent salespeople associated with the direct selling companies. We are grateful to the direct selling companies that took the time to participate in the survey; their assistance was crucial to the completion of this study. One-hundred eleven direct selling companies submitted usable responses. Eighty (72 percent) of the 111 direct selling companies sponsor or support philanthropy activities (Figure 1-1), and these 80 companies are listed in the Appendix.

In addition, a significant amount of information in this report comes from country studies sponsored by the WFDSA and ten national Direct Selling Associations to measure the social and economic contributions of the direct selling industry in Brazil, Canada, Japan, Mexico, Russia, South Korea, South Africa, Taiwan, Thailand, and the United States.

We also drew on information in the periodical *Direct Selling News*, particularly from the regular feature Industry with Heart, which profiles the philanthropy and charitable giving of companies in the industry.

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[1] The WFDSA is a non-governmental voluntary organization globally representing the direct selling industry as a federation of national Direct Selling Associations.

Based on these sources and others, this report describes the beginnings of our philanthropy (Chapter 2), how we give (Chapter 3), what we give (Chapter 4) and who benefits from our giving (Chapter 5).

Exhibit 1-1
What is Direct Selling

Direct selling is a dynamic and expanding method of marketing goods and services to consumers in-person away from retail stores. In direct selling, salespeople usually personally explain and demonstrate products to consumers, generally in homes and workplaces.

Direct selling companies predominantly use this method of marketing to consumers instead of retail stores, telemarketing, mail solicitation and other techniques. They use salespeople, who we will call direct sellers, to market to consumers. The direct sellers are usually independent of the companies, and companies call them by various titles, including consultants, representatives and distributors.

Direct sellers have an opportunity to earn an income and build a business. They have the flexibility to put in the time and effort they want, be their own boss and determine their own goals. They can work part-time, perhaps supplementing their family income, or work full-time, perhaps building a new career.

Through direct selling, consumers benefit from having an alternative to department stores, shopping centers, malls and other retail stores. Direct selling offers consumers convenience and service, including personal explanation and demonstration of products and home delivery.

The World Federation of Direct Selling Associations (WFDSA) estimates that in 2008 the direct selling industry had 66 million direct sellers and $113 billion in retail sales worldwide.

Figure 1-1
Nearly Three in Four Direct Selling Companies Sponsor or Support Philanthropy Activities


Do Not Support Philanthropy Activities, 28%
Support Philanthropy Activities, 72%

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

2. The Origins of Our Giving

The philanthropy of companies in the direct selling industry has many beginnings. The philanthropy of a company may be rooted in the values of its founders or in the experiences and beliefs of the direct sellers and employees of the company. The philanthropy of a company may be grounded in the products or services that it markets. A company may have had philanthropy activities since its founding or, from the time, it decided to start giving back.

The philanthropy activities of a company may reflect the values of it founders, as illustrated below.

- "Our corporate giving is a testament to our founding families' belief that we need to share our resources with the communities where we do business," says Amway, which was founded in 1959.

- A principle on which Avon was founded in 1886 is "contributing to the well-being of society."

- John and Jennifer Fong started Learning is an Art in 2007 with the mission of donating all the profits of the company to assist others.[2]

- Appreciating even before their company opened in 2005 that Brazil was to give much to their company as the only source of the essential ingredient in their flagship products, MonaVie founders acted on their appreciation by deciding to create a charity, The MORE Project, that would benefit the people of Brazil.[3]

- "Mary Kay Ash founded her Company [Mary Kay Inc.] on the Golden Rule and emphasized the importance of giving back to others."[4]

- The Pampered Chef says it "has a long-standing tradition of giving, born of founder Doris Christopher's personal beliefs about the importance of giving back to positively impact others."

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[2] *Direct Selling News*, "Learning is an Art: Giving Their All, Playing for Change," August 2008.

[3] *Direct Selling News*, "Industry with Heart: Mona Vie," January 2008.

[4] http://www.marykay.com/company/socialresponsibility/ as of September 17, 2009.

- The founding partners of XanGo included charitable giving in their business plan "before they ever sold one bottle of product."[5]

Employees and direct sellers play an important role at some companies in what causes are supported. For example,

- A direct seller of Agel was donating company products to her patients — military veterans who served in Afghanistan and Iraq — at the Brook Medical Center in San Antonio, Texas, and when the company's foundation, Agel Care, heard about the effectiveness of the seller's efforts, it decided to support the project on a permanent basis.[6]

- National Companies started to support a camp for young burn victims — Great Lake Burns Camp in Jackson, Michigan — after the president of the company, a burn victim at a young age, heard about the camp from a company direct seller, himself a burn victim and a co-founder of the camp.[7]

- When two founders of Silpada Designs were greatly moved at an annual company leadership conference upon hearing the dream of a company direct seller to find a cure for type 1 juvenile diabetes, the founders, after much research and thought, decided to make that dream their own and partnered their company with the Juvenile Diabetes Research Foundation.

- After hearing the idea from one of their direct sellers, Tomboy Tools partnered with Komen for the Cure, a charity dedicated to finding a cure for breast cancer, and created and sold pink tools with several or more dollars of each sale going to Komen for the Cure.[8]

The philanthropy of a company may be grounded in the products or services that it markets.

- 5LINX, a telecommunications company, supplies videophones and free telephone service to U.S. troops stationed overseas so they can stay in touch with family and friends at home.

- DeTech, a fire safety company, gives back at the community-level across the U.S. by participating in fire department fundraisers, donating fire alarm systems to the homes of the disadvantaged, and actively participating in fire protection organizations.

- lia sophia, a jewelry company, donates jewelry and partners with Dress for Success, a not-for-profit entity that advances the financial self-sufficiency of under-privileged women by supplying, among other services, professional attire.

- Phoenix Trading, a greeting card company, raises money for philanthropic causes through the sale of charity cards, starting just after the company opened when the founder was

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[5] http://mlmblog.typepad.com/xango/xango_news/ as of September 21 2009.

[6] *Direct Selling News*, "Agel: Improving Lives for Generations," July 2009.

[7] *Direct Selling News*, "Paying It Forward," May 2007.

[8] *Direct Selling News*, "Hammering Out Cancer with Tomboy Tools," November 2008.

"approached by a friend who had recently been diagnosed with breast cancer and wanted some help with fundraising."[9]

- RBC Life Sciences, a health and wellness company, follows its motto of "better nutrition for better health" in its philanthropy activities and donates product to "outreaches who serve the hungry, nutritionally malnourished and those who could benefit from general health and well-being."

Thirty of the 80 survey participants with philanthropy activities (38 percent) have had such activities since the foundings of their companies (Figure 2-1). For example,

- Since the start of the company in 1999, INFINUM in Russia has donated funds and in-kind support to causes in the area of health and human services.

- Orenda in the United States funded from its first order the "Heart of Orenda" fund, which currently supports Boys & Girls Clubs, Childhelp, Doctors Without Borders, and Smile Train.

- Sunrider, when it launched in 1982, supported local community events and, with its expansion into over 42 countries, has extended its philanthropy activities to supporting organizations, such as the Olympics, UNICEF, and the Make-a-Wish Foundation.

- When the company started in 1996, Tiens Group in China invested in building the first private educational institute in the City of Tianjin, Tianshi College, and in building roads, schools, and wells in the Province of Hebei.

Figure 2-1
One in Three Direct Selling Companies Have Had Philanthropy Activities Since Their Founding


Philanthropy Activities Since Company Founded, 38%
Philanthropy Activities Started After Company Founded, 63%

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

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[9] *Direct Selling News Europe*, Special Preview Edition, "Charity Support Makes Everyone a Winner," 2008.

- Since the inception of the company in 2004, Uptrend Network in Malaysia has funded causes in the area of health and human services through donations, sponsorships, and matching fund programs.

Companies that initiated philanthropy activities after their founding started their giving in a variety of ways.

- Avroy Shlain in South Africa began its philanthropy in 2004 by supporting the Bethany home for abused women and children.
- In 2000, Daymart in Japan started its giving back by helping children in China whose rights to an elementary school education were at risk.
- Georges Franck in France initiated philanthropy activities in 2005 by donating clothing to people in need.
- In 1998, Hiliving in Korea began philanthropy activities by supporting organizations that assisted children and senior citizens in need.
- i3shop in Korea started its giving back by helping children with heart disease in 2001.
- Infinitus in China began its charitable giving by donating health food for disaster relief in 1998.
- Kyowon in Korea started its philanthropy in 2001 by aiding a welfare center and helping low-income people in need.
- NR Communication in Korea supported the national student contest for composition in 2003.
- Oriflame in Luxembourg co-founded the World Childhood Foundation in 1999.
- In 2001, SeneGence in the United States established The Make Sense Foundation, which supports women and children in need.
- Signature Homestyles in the United States sent a truckload of furniture and home décor to victims of Hurricane Andrew in 1992.
- In 2003, Stampin' Up! in the United States launched its Making a Difference program, which facilitates corporate giving and promotes service among demonstrators and employees.
- Swissgarde in South Africa "started supporting various children's homes and AIDS homes about 10 years ago."
- VIE at home in the United Kingdom started its philanthropy in 2005 by supporting CLIC Sargent, a children's cancer charity.
- In 2006, WoongJin Coway in Korea began a volunteers club at the company to support charitable causes.

3. How We Give

Direct selling companies give in many ways and manners. This chapter describes the supporting and partnering of direct selling companies with charities and non-governmental organizations (NGOs), the criteria they use to determine contributions and the forms of those contributions.

SUPPORTING AND PARTNERING WITH CHARITIES AND NGOS

Supporting and partnering with charities and non-governmental organizations play a central role in the philanthropy of direct selling companies. All 80 survey respondents with philanthropy activities volunteered that they support or partner with such organizations.

Of the 69 companies that provided the names or number of charities and NGOs they support or partner with, 46 percent support or partner with one or two charities or NGOs (Figure 3-1). Both ACN and Aloette Cosmetics, for example, support one organization, Ronald McDonald House Charities. Initial Outfitters also supports one organization, Charlie's Lunch. Hy Cite supports two charities, the Hispanic Scholarship Fund and the United Way. Neways also supports two organizations, Globus Relief and Hearts Full of Hope.

Another 46 percent sponsor or support three to 10 organizations. DLF in Poland, for instance, supports the Foundation of Cardiac Surgery Development, the Great Orchestra of Christmas Charity, UNICEF, and the Lions Club of Gdansk. Medifast in the United States supports Marine Toys for Tots, the American Cancer Society, the American Diabetes Association, the American Heart Association, the Maryland Zoo, and Big Brothers.

Finally, 7 percent support or partner with 11 or more organizations. Amway, for example, helps children globally through its "One by One Campaign for Children" by forming dozens of active local partnerships in charitable and volunteer programs. During 2003-2008, the program has "provided hope and opportunity to more than 6 million children, contributed 1 million employee and business owner volunteer hours, and shared more than $70 million worldwide."[10]

Among the 72 survey respondents who volunteered whether or not they are interested in working with other charitable organizations or other direct selling companies on causes of mutual interest, three in five companies (61 percent) volunteered that they did.

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[10] http://www.alticoronebyone.com/ as of September 21, 2009.

Figure 3-1
Number of Charities or NGOs Sponsored or Supported by Direct Selling Companies with Philanthropy Activities


11 or More, 7%
1 or 2, 46%
3 to 10, 46%

NOTE: Percentages do not sum to 100 percent because of rounding.
SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

Figure 3-2
Most Companies Want to Work with Other DSA Members or Organizations on Philanthropy Activities


Does Not Want to Work With Others, 39%
Wants to Work With Others, 61%

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

CRITERIA FOR GIVING

Direct selling companies use varied criteria in deciding to whom to give and on how much to give. Some have rigorous criteria, while others have no fixed criteria.

Seventy-five survey respondents with financial contributions provided the criteria they use in making financial contributions. Among these survey respondents, the criterion most volunteered was that the charity or philanthropic organization had to have the same goals and values as the company (88 percent), followed next by the impact and effectiveness of the organization (60

percent), the reputation and legal status of the organization (49 percent), the needs of the organization (45 percent), and the opportunity for voluntarism (32 percent) (Figure 3-3). Two criteria were tied with 29 percent each: company performance and the efficiency of the organization (e.g., low administrative and fundraising overhead). Twenty-four percent cited the criterion of to what organizations are employees and direct sellers contributing, followed by high demand for the organization's services (20 percent), no contributions to individuals (11 percent), and engagement in inter-organization/charity collaboration (7 percent). Four percent volunteered that they have no fixed criteria for making financial contributions.

Figure 3-3
Criteria of Direct Selling Companies for Financial Contributions



Goals & Values of Company & Organization Match
88%
Impact & Effectiveness of Organization
60%
Reputation & Legal Status of Organization
49%
Needs of Organization
45%
Opportunity for Voluntarism
32%
Company Performance
29%
Efficiency of Organization
29%
To Whom Employees or Sellers Are Contributing
24%
High Demand for Organization's Services
20%
Will Not Contribute to Individuals
11%
Inter-Organization Collaboration
7%
No Fixed Criteria
4%
0%
20%
40%
60%
80%
100%

NOTE: Percentages do not sum to 100 percent because more than one criterion could be volunteered.
SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

Sixty-seven survey respondents that made contributions through voluntarism and other forms of non-financial contributions provided the criteria they use in making them. Among these survey respondents, as shown in Figure 3-4, the criterion most volunteered was that the charity or philanthropic organization had to have the same goals and values as the company (81 percent), followed by the impact and effectiveness of the organization (60 percent), the needs of the organization (57 percent), the interest of employees in volunteering for the organization (54 percent), reputation and legal status of the organization (43 percent), and the efficiency of the organization (25 percent). Six percent have no fixed criteria.

Figure 3-4
Criteria of Direct Selling Companies for Non-Financial Contributions


Goals & Values of Company & Organization Match
Impact & Effectiveness of Organization
Needs of Organization
Interest of Employees in Volunteering for Organization
Reputation & Legal Status of Organization
Efficiency of Organization
No Fixed Criteria
81%
60%
57%
54%
43%
25%
6%
0%
20%
40%
60%
80%
100%

NOTE: Percentages do not sum to 100 percent because more than one criterion could be volunteered.
SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

FORMS OF GIVING

The contributions of direct selling companies to charitable and humanitarian organizations take many forms. Eighty survey respondents with philanthropy activities volunteered the forms of their giving. Nearly all (96 percent) make cash donations. Three in four (73 percent) make in-kind donations, and three in five (58 percent) contribute through voluntarism, where time is donated to charitable and philanthropic organizations by company employees and/or direct sellers. Just over half (54 percent) contribute through sponsorships, such as funding a golfing event that benefits a charity, and 53 percent contribute through cause-related marketing, such as selling products with a portion of the proceeds benefiting a charity. Finally, three in ten (31 percent) contribute through matching fund programs, where a company will match a pre-set percentage of the donation of employees and/or direct sellers.

Some direct selling companies use just one form of contribution, while others use several. Thirteen percent of the survey respondents with philanthropy activities volunteered that they use all six contribution methods discussed in the prior paragraph (Figure 3-6). Thirteen percent use five methods, 28 percent use four, 20 percent use three, 19 percent use two and 6 percent use one.

Figure 3-5
Types of Contribution Methods Used by Direct Selling Companies with Philanthropy Activities


Cash Donations
In-Kind Donations
Voluntarism
Sponsorships
Cause-Related Programs
Matching Fund Programs
96%
73%
58%
54%
53%
31%
0%
20%
40%
60%
80%
100%

NOTE: Percentages do not sum to 100 percent because more than one method could be volunteered.
SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

Figure 3-6
Number of Types of Contribution Methods Used by Direct Selling Companies with Philanthropy Activities


One, 6%
Two, 19%
Three, 20%
Four, 28%
Five, 15%
Six, 13%

NOTE: Percentages do not sum to 100 percent because of rounding.
SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

4. What We Give

Direct selling companies and their direct sellers make financial contributions to charitable and philanthropic causes worldwide. This chapter presents the levels of financial contributions during 2007-2008, primarily as volunteered by the survey respondents. The contributions are presented (1) in total for the companies and direct sellers, (2) in total for the companies alone, including a breakout of contributions within the U.S. and outside the U.S., and (3) in total for the direct sellers alone.

TOTAL FINANCIAL CONTRIBUTIONS

Sixty-eight survey respondents volunteered that their company or their direct sellers made financial contributions to charitable and philanthropic causes during 2007-2008. Total contributions were $131.1 million in 2007 and $167.2 million in 2008 (Figure 4-1), an increase of 28 percent. The 68 respondents had average contributions of $1.9 million in 2007 and of $2.5 million in 2008.

Figure 4-1

Financial Contributions to Charitable/Philanthropic Causes by Companies and Direct Sellers during 2007-2008 as Volunteered by Survey Respondents



Millions of U.S. Dollars
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$131.1
$167.2
2007
2008

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

CORPORATE FINANCIAL CONTRIBUTIONS

The same 68 respondents all reported corporate financial contributions during 2007-2008. The contributions totaled 119.8 million in 2007 and $148.2 million in 2008 (Figure 4-2), an increase of 24 percent. The 68 respondents had average contributions of $1.8 million in 2007 and of $2.2 million in 2008.

Figure 4-2
Financial Contributions to Charitable/Philanthropic Causes by Companies during 2007-2008 as Volunteered by Survey Respondents


Millions of U.S. Dollars
$160
$140
$120
$100
$80
$60
$40
$20
$0
$119.8
$148.2
2007
2008

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

Thirty-seven respondents volunteered that they made corporate financial contributions in the United States during 2007-2008. These contributions totaled $74.5 million in 2007 and $80.6 million in 2008 (Figure 4-3), an increase of 8 percent. The 37 respondents had average contributions of $2.0 million in 2007 and of $2.2 million in 2008.

Fifty-six respondents said they made corporate financial contributions outside of the United States during 2007-2008. The contributions totaled $45.3 million in 2007 and $67.6 million in 2008 (Figure 4-4), an increase of 49 percent. The 56 respondents had average contributions of $0.8 million in 2007 and of $1.2 million in 2008.

Figure 4-3
Financial Contributions to Charitable/Philanthropic Causes in the U.S. by Companies during 2007-2008 as Volunteered by Survey Respondents


Millions of U.S. Dollars
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
$74.5
$80.6
2007
2008

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

Figure 4-4
Financial Contributions to Charitable/Philanthropic Causes Outside the U.S. by Companies during 2007-2008 as Volunteered by Survey Respondents


Millions of U.S. Dollars
$80
$70
$60
$50
$40
$30
$20
$10
$0
$45.3
$67.6
2007
2008

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

Contributions outside the United States grew faster than contributions within the United States from 2007 to 2008 (49 percent versus 8 percent). Therefore, the percentage share of contributions outside the United States increased from 38 percent in 2007 to 46 percent in 2008 (Figure 4-5).

Figure 4-5

Corporate Financial Contributions, Within the U.S. Versus Outside the U.S.


In U.S.
Outside U.S.
2008
54%
46%
2007
62%
38%
0%
50%
100%

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

On behalf of the WFDSA and eight national DSAs, Ernst & Young conducted studies during 2004-2005 to measure the social and economic contributions of direct selling in eight countries: Brazil Canada, Japan, Mexico, Russia, South Korea, Taiwan and the United States. These eight countries accounted for 68 percent of world retail sales made though direct selling in 2008.[11] Among other statistics, the studies present an estimate of the corporate financial contributions to charitable and philanthropic organizations in the countries for the year 2003 or 2004. Based on these studies and retail sales data from the WFDSA, it is estimated that total corporate financial contributions were $229 million in these eights countries in 2008 and $336 million worldwide.

DIRECT SELLER FINANCIAL CONTRIBUTIONS

Twenty-nine respondents to the WFDSA *2009 Direct Selling Worldwide Corporate Philanthropy Survey* volunteered that their direct sellers made financial contributions during 2007-2008. These contributions totaled $11.3 million in 2007 and $19.0 million in 2008 (Figure 4-6), an increase of 68 percent. The 29 respondents had average contributions by their direct sellers of $0.4 million in 2007 and of $0.7 million in 2008

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[11] WFDSA.

Figure 4-6

Financial Contributions to Charitable/Philanthropic Causes by Direct Sellers during 2007-2008 as Volunteered by Survey Respondents


Millions of U.S. Dollars
$20
$15
$10
$5
$0
$11.3
$19.0
2007
2008

SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

5. Who Benefits from Our Giving

Causes, communities, and people around the world benefit from the philanthropy of the direct selling industry. This chapter describes the people and types of causes that are beneficiaries of the industry's giving.

THE CAUSES THAT BENEFIT

Financial donations and voluntary participation from direct selling companies support many types of philanthropy activities (Figure 5-1). Seventeen in 20 (84 percent) survey participants with philanthropy activities reported that they support health and human services activities. The area next most supported is education (56 percent), followed by economic development (26 percent), environmental protection (25 percent), and arts and culture (24 percent).

Figure 5-1
Areas Supported by Corporate Financial Donations or Volunteer Participation



Health & Human Services
84%
Education
56%
Economic Development
26%
Environmental Protection
25%
Arts & Culture
24%
0%
20%
40%
60%
80%
100%

NOTE: Percentages do not sum to 100 percent because more than one area could be volunteered.
SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

Direct selling companies may support one type of cause or several (Figure 5-2). Two in five survey participants with philanthropy activities (39 percent) support only one area through financial donations or voluntary participation. Thirty percent support two areas; 16 percent, three; 8 percent, four and 8 percent, five.

Figure 5-2
Number of Areas Supported by Direct Selling Companies


Four, 8%
Five, 8%
Three, 16%
One, 39%
Two, 30%

NOTE: Percentages do not sum to 100 percent because of rounding.
SOURCE: WFDSA 2009 Direct Selling Worldwide Corporate Philanthropy Survey.

Direct sellers across the globe also contribute to a variety of types of causes. Table 5-1 shows the areas that direct sellers in ten countries contribute to in money, goods, and services. In all ten countries, a higher percentage of direct sellers contribute to human resources and charity than to any other category.

Nearly four in five direct sellers (77 percent) in the ten countries contribute to human resource causes and charities (Figure 5-3). Three in ten direct sellers (30 percent) contribute to educational causes, 15 percent to sports, 14 percent to environmental causes and 13 percent to arts and culture. Applying these percentages of the ten countries, which account for 61 percent of the direct sellers worldwide, to the total global number of direct sellers from WFDSA, it is estimated that, worldwide, 51.0 million direct sellers contribute to human resource causes and charities, 20.1 million to educational causes, 10.2 million to sports, 9.5 million to environmental causes and 8.4 million to arts and culture.

THE PEOPLE WHO BENEFIT

Many people benefit from the philanthropy of the direct selling industry. Seventeen respondents to the WFDSA *2009 Direct Selling Worldwide Corporate Philanthropy Survey* reported a total of 563,000 people who benefited from the support provided by their companies to charitable and philanthropic causes in 2008. Eight respondents reported a total of 430,000 people who benefited from the support provided by their direct sellers to charitable and philanthropic causes in 2008.

Table 5-1
Areas Supported by Direct Sellers by Selected Country

Country	Arts & Culture	Education	Human Resources, Charity	Environment	Sports	Number of Direct Sellers
Brazil	6%	23%	68%	10%	7%	2,028,093
Canada	10%	20%	89%	11%	14%	608,778
Japan	21%	19%	73%	21%	17%	2,700,000
Mexico	5%	34%	72%	10%	14%	1,900,000
Russia	10%	27%	71%	6%	16%	4,413,918
South Korea	23%	44%	54%	24%	13%	3,089,163
South Africa	6%	26%	68%	12%	10%	934,000
Taiwan	15%	30%	86%	21%	2%	4,111,000
Thailand	6%	19%	64%	13%	4%	5,400,000
United States	14%	36%	89%	14%	25%	15,100,000
Total for Ten Countries	13%	30%	77%	14%	15%	40,284,952

NOTE: Percentages do not sum to 100 percent because more than one area could be volunteered.

SOURCE: Number of direct sellers from WFDSA. Other data from country studies sponsored by WFDSA and ten national DSAs to measure the economic and social contributions of the direct selling industry.

Figure 5-3
Causes Supported by Direct Sellers in Ten Countries


Human Resources, Charity
77%
Education
30%
Sports
15%
Environment
14%
Arts & Culture
13%
0%
15%
30%
45%
60%
75%
90%

NOTE: Percentages do not sum to 100 percent because more than one cause could be volunteered.

SOURCE: Table 5-1.

The philanthropy of the direct selling industry benefits many types of people. Children and women particularly benefit from the giving back of the industry. Forty-four percent of the survey

respondents with philanthropy activities reported that their philanthropy focuses on or gives special attention to children. One in ten focus on or give special attention to women.

Oriflame, NSA, The Unlimited World, and USANA are four examples of direct selling companies that give special attention to children.

- Oriflame is a corporate sponsor of the World Childhood Foundation, which is under the patronage of Queen Silvia of Sweden, and supports Livslust (Swedish for "Joy for Life"), a school for orphans in Latvia.

- NSA co-founded a non-profit organization, now called The Juice Plus Children's Foundation, which supports organizations that focus on the health and well-being of children.

- The Unlimited World in South Africa contributes to early childhood development through its non-profit organization, Unlimited Opportunities.

- USANA helps children globally through its long-term corporate sponsorship of the Children's Hunger Fund and locally by its long-term partnership with Kennedy Junior High School, which neighbors the company's headquarters in Salt Lake City. USANA employees provide financial and volunteer support to the school by, among other activities, having fundraisers to buy winter coats for children in need and tutoring students.

Amorepacific and Avon show how some companies focus on women.

- Amorepacific in Korea contributes to the Korea Breast Cancer Foundation, the Make Your Life Campaign (a beauty clinic for female cancer patients) and the Beautiful World Fund, which assists low-come households that are headed by women. The company also has an awards program for outstanding women in the sciences.

- Avon giving has focused on women by working to eliminate breast cancer and domestic violence through philanthropy programs in 55 countries. The Avon Breast Cancer Crusade raised and awarded $585 million during 1992-2008. Avon's Speak Out Against Domestic Violence awarded over $14 million to domestic violence organizations since 2004.

6. Conclusion

This report reveals through numbers and stories the global philanthropy of the direct selling industry. It shows an industry stepping up to help those who are less fortunate and to touch with enduring impact the lives of others by supporting education, arts and culture, environmental protection, economic development and other causes. The origins of our giving, how we give, what we give and who benefits from our giving differ by direct selling company and individual direct seller. Behind this diversity, however, is a common commitment to give back to people around the world and to the communities where we live and work.

Appendix

List of Participating Companies

2009 Direct Selling Worldwide Corporate Philanthropy Survey

List of Participating Companies
2009 Direct Selling Worldwide Corporate Philanthropy Survey

4Life
5LINX Enterprises Inc.
ACN
Aloette Cosmetics
Amorepacific
Amway
Annique Skin Care Products
Avon Products, Inc.
Avroy Shlain cosmetics
Belcorp USA/L'Bel Paris
Best World International Ltd
Betterware Uk Ltd
Blessings Unlimited
Celebrating Home
Chung Ho Nice
Coreana Cosmentics
Creatique Designs, LLC
Creative Memories
Cutco Corporation
Daymart Co. Ltd.
DeTech, Inc.
DLF
E.EXCEL INTERNATIONAL(TAIWAN) ING
ENERGETIX GmbH & Co. KG Bingen
Georges Franck
GNLD International
Gold Canyon
HAPPY FAMILY CORPORATION
Hiliving
Hy Cite Corporation
I3shop
Infinitus (Hong Kong) Company Ltd,Member of LKK Health Products Group
INFINUM
Initial Outfitters
Intimo Lingerie
Kyowon
lia sophia
Life Force Australasia Pty Ltd
Luxor Network Sdn Bhd
Mannatech, Inc.
Mary Kay Inc.
Medifast
Natura Cosmeticos
Nature's Sunshine Products
Neways International
NR Communication
NSA
Orenda International LLC
Oriflame Cosmetics
Phoenix Trading
Princess House, Inc.
Pulmuone Health Life
RBC Life Sciences
Regal Ware, Inc.
Scentsy, Inc.
SeneGence International
Shaklee Corporation
Signature HomeStyles
Silpada Designs
SimplyFun, LLC
Stampin' Up!
StemTech Health Sciences
Sunrider International
Swissgarde
Synergy WorldWide
Tahitian Noni International
The Pampered Chef
The Unlimited World
Tiens Group
Tupperware Korea
Tupperware Southern Africa (Pty) Ltd.
Unilever Thai Trading Ltd.
Uptrend Network Sdn Bhd
USANA Health Sciences
Victoria Benelux
VIE at home
WoongJin Coway
Woonjin Thinkbig
Wynlife Healthcare, Inc.
Yanbal Ecuador

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